                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                   FORM 8-K


                                CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of earliest event reported)                 March 19, 1999

                              THE IT GROUP, INC.
              (Exact Name of Registrant as Specified in Charter)


         Delaware                      1-9037                 33-0001212
(State or Other Jurisdiction        (Commission              (IRS Employer
     of Incorporation)              File Number)           Identification No)

    2790 Mosside Boulevard
   Monroeville, Pennsylvania                                   15146-2792
(Address of Principal Executive                                (Zip Code)
            Offices)

Registrant's telephone number, including area code           (412) 372-7701


                                Not Applicable
         (Former Name or Former Address, if Changed Since Last Report)

                    INFORMATION TO BE INCLUDED IN THE REPORT


Item 5.  Other Events.

    On March 19, 1999, The IT Group, Inc. ("IT"), commenced a private placement of $200 million of senior subordinated notes due 2009 (the "Offering").

    The Offering Memorandum for the Offering contains certain pro forma financial information and other information giving pro forma effect to the acquisition by IT of OHM Corporation ("OHM"), Fluor Daniel GTI, Inc. ("GTI"), certain assets of ICF Kaiser International, Inc.'s Environmental and Facilities Management Group ("EFM") and Roche Limited Consulting Group ("Roche"). IT has signed acquisition agreements for the EFM and Roche acquisitions but these acquisitions have not yet been completed and a portion of the proceeds of the Offering will be used to finance the EFM and Roche acquisitions.

    IT is filing as an exhibit to this Current Report on Form 8-K the following information from the Offering Memorandum:


      1.  The Audited Financial Statements of OHM.*
             Report of Independent Auditors*
             Consolidated Balance Sheets as of December 31, 1997 and 1996* Consolidated Statements of Operations for the three years ended December 31, 1997*
             Consolidated Statements of Stockholders' Equity for the three years ended December 31, 1997*
             Consolidated Statements of Cash Flows for the three years ended December 31, 1997*
             Notes to Consolidated Financial Statements*

      2.  The Audited Financial Statements of GTI.
             Report of Independent Auditors
             Consolidated Statements of Operations for the year ended October 31, 1998
             Consolidated Statements of Cash Flows for the year ended October 31, 1998
             Notes to Consolidated Financial Statements

      3.  The Audited Statements of EFM.
             Report of Independent Accountants
             Statement of Assets Acquired and Liabilities Assumed as of December 31, 1998
             Statement of Operating Revenue and Expenses for the year ended December 31, 1998
             Notes to Statements

      4.  The Audited Financial Statements of Roche.
             Auditors' Report
             Consolidated Balance Sheets as of December 31, 1998, 1997 and 1996 Consolidated Statements of Operations for the three years ended December 31, 1998
             Consolidated Statements of Stockholders' Equity for the three years ended December 31, 1998
             Consolidated Statements of Cash Flows for the three years ended December 31, 1998
             Notes to Consolidated Financial Statements

      5.  Unaudited Pro Forma Consolidated Financial Data.
             Unaudited Pro Forma Consolidated Balance Sheet as of
             December 25, 1998
             Unaudited Pro Forma Consolidated Statement of Operations and other Data for the Twelve Months ended December 25, 1998
             Notes to Unaudited Pro Forma Consolidated Statement of Operations and other Data

      6.  "The Company" section from the Offering Memorandum Summary.

* Filed as an Exhibit to OHM's Annual Report on Form 10-K for the year ended December 31, 1997.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

     (a)  Financial Statements.


     1.   The Audited Financial Statements of OHM.*
              Report of Independent Auditors*
              Consolidated Balance Sheets as of December 31, 1997 and 1996* Consolidated Statements of Operations for the three years ended December 31, 1997*
              Consolidated Statements of Stockholders' Equity for the three years ended December 31, 1997*
              Consolidated Statements of Cash Flows for the three years ended December 31, 1997*
              Notes to Consolidated Financial Statements*

     2.   The Auditied Financial Statements of GTI.
              Report of Independent Auditors
              Consolidated Statements of Operations for the year ended October 31, 1998
              Consolidated Statements of Cash Flows for the year ended October 31, 1998
              Notes to Consolidated Financial Statements

     3.   The Audited Statements of EFM.
              Report of Independent Accountants
              Statement of Assets Acquired and Liabilities Assumed as of December 31, 1998
              Statement of Operating Revenue and Expenses for the year ended December 31, 1998
              Notes to Statements

     4.   The Audited Financial Statements of Roche.
              Auditors' Report
              Consolidated Balance Sheets as of December 31, 1998, 1997 and 1996 Consolidated Statements of Operations for the three years ended December 31, 1998
              Consolidated Statements of Stockholders' Equity for the three years ended December 31, 1998
              Consolidated Statements of Cash Flows for the three years ended December 31, 1998
              Notes to Consolidated Financial Statements

* Filed as an Exhibit to OHM's Annual Report on Form 10-K for the year ended December 31, 1997.


     (b)  Pro Forma Financial Information.


     1.   Unaudited Pro Forma Consolidated Financial Data.
              Unaudited Pro Forma Consolidated Balance Sheet as of
              December 25, 1998
              Unaudited Pro Forma Consolidated Statement of Operations and other Data for the Twelve Months ended December 25, 1998
              Notes to Unaudited Pro Forma Consolidated Statement of Operations and other Data


     (c)  Exhibits.

     1.   "The Company" section from the Offering Memorandum Summary.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                             THE IT GROUP, INC.


Date:  March 22, 1999        By:   /s/  James Redwine
                                ---------------------------
                                      James Redwine
                                 Senior Corporate Counsel
                                 and Assistant Secretary

                                                                   Exhibit(a)(2)

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of FLUOR DANIEL GTI, Inc.

   We have audited the accompanying consolidated statement of operations and consolidated statement of cash flows of Fluor Daniel GTI, Inc. (the Company) for the year ended October 31, 1998. These statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statements. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Fluor Daniel GTI, Inc. for the year ended October 31, 1998 in conformity with generally accepted accounting principles.

Boston, Massachusetts
November 20, 1998,
except for Note 8, as to which
the date is December 3, 1998.

                             FLUOR DANIEL GTI, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS
                    (in thousands, except per share amounts)

                                                                        Year
                                                                        Ended
                                                                     October 31,
                                                                        1998
                                                                     -----------
Revenues............................................................  $200,245
Operating cost of revenues..........................................   163,382
                                                                      --------
Gross profit........................................................    36,863
Selling, general and administrative expenses........................    31,609
License and other income............................................       288
Loss on sale of company assets, net.................................      (913)
                                                                      --------
Income before investment and interest income........................     4,629
Investment and interest income, net.................................       721
                                                                      --------
Income before provision for income taxes............................     5,350
Provision for income taxes..........................................     4,261
                                                                      --------
Net income..........................................................  $  1,089
                                                                      ========
Net income per share--basic and diluted.............................  $   0.13
Weighted average shares outstanding--basic..........................     8,388
Weighted average share outstanding--diluted.........................     8,403


           See accompanying notes to partial financial presentation.

                             FLUOR DANIEL GTI, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (in thousands)


                                                                       Year
                                                                       Ended
                                                                    October 31,
                                                                       1998
                                                                    -----------
Cash flows from operating activities:
 Net income........................................................  $  1,089
 Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization....................................     3,539
  Deferred income taxes............................................       (98)
  Write-off of investment..........................................       178
  Changes in operating assets and liabilities, net of effects of acquisitions:
   Accounts receivable and unbilled revenues ......................     1,978
   Other current assets and prepaid expenses.......................       837
   Other assets....................................................       244
   Accounts payable................................................     3,778
   Accrued salaries and benefits...................................     1,875
   Advance billings on contract....................................        49
   Other accrued liabilities.......................................     1,851
   Income taxes payable............................................     1,889
                                                                     --------
Net cash provided for operating activities.........................    17,210
Cash flows from investing activities:
 Expenditures for property, plant and equipment....................    (5,219)
 Sale of fixed assets..............................................     3,087
 Purchase of marketable securities.................................   (16,200)
 Sale of marketable securities.....................................     9,345
 Investments in and advances to joint ventures.....................        33
                                                                     --------
Net cash used in investing activities..............................    (8,954)
Cash flows from financing activities:
 Proceeds from sale of stock under employee stock plans............       554
                                                                     --------
Net cash provided by financing activities..........................       554
                                                                     --------
Effect of exchange rate changes on cash and cash equivalents.......      (273)
                                                                     --------
Net increase in cash and cash equivalents..........................     8,537
Cash and cash equivalents at beginning of year.....................     3,588
Cash and cash equivalents at end of year...........................  $ 12,125
                                                                     ========
Supplemental disclosures of cash flow information:
 Income taxes paid.................................................  $  1,435

           See accompanying notes to partial financial presentation.

                             FLUOR DANIEL GTI, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. Summary of Significant Accounting Policies

   Description of Business. Fluor Daniel GTI, Inc. provides a broad range of environmental consulting, engineering and construction management services. These services currently focus on the assessment and remediation of contaminated soil and groundwater using a broad range of techniques and technologies. These services are provided separately or in combination for customers in a variety of industries and for federal and state governments. Accordingly, the Company operates in one industry segment.

   Basis of Presentation. As discussed in Note 8, the Company was acquired by the IT Group, Inc. on December 3, 1998. The accompanying consolidated statement of operations and consolidated statement of cash flows were prepared for purposes of inclusion in an Offering Memorandum for the placement of $200 million of aggregate principal amount of Senior Subordinated Notes due 2009 to be issued by the IT Group. These statements are not intended to be a complete presentation of the Company's financial position. A consolidated balance sheet and related footnotes have been purposely omitted from this presentation.

   On May 10, 1996, the Company closed a series of transactions (the "Change of Control Transactions") pursuant to which it became a majority-owned subsidiary of Fluor Daniel, Inc. ("Fluor Daniel"), a global construction, engineering, maintenance and services company. In addition, the Company entered into a Marketing Agreement with Fluor Daniel, and the Company changed its name from "Groundwater Technology, Inc." to "Fluor Daniel GTI, Inc." to emphasize the new relationship.

   Principles of Consolidation. The consolidated financial statements include the accounts of Fluor Daniel GTI, Inc. and its wholly-owned subsidiaries (the "Company"). All material intercompany transactions and accounts have been eliminated. The Company accounts for its investments in unconsolidated affiliated companies under the equity method.

   Translation of Foreign Currencies and Foreign Exchange Transactions. For non-U.S. operations, the functional currency is the applicable local currency. The translation of the functional currencies into U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using average rates of exchange prevailing during the reporting period. Adjustments resulting from the translation of foreign currency financial statements are accumulated in a separate component of stockholders' equity until the entity is sold or substantially liquidated. Gains or losses resulting from foreign currency transactions are included in the results of operations.

   Earnings per Common Share. In 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per share. Statement 128 was effective for the fiscal year ending October 31, 1998 and replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts have been presented to conform to the Statement 128 requirements.

                             FLUOR DANIEL GTI, INC.

   The following table sets forth the computation of basic and diluted earnings per share for the year ended October 31, 1998:

   Numerator:
     Numerator for basic and diluted earnings per share--Net
      Income........................................................  1,089,000
   Denominator:
     Denominator for basic earnings per share--weighted average shares........................................................  8,388,000
   Effect of dilutive employee stock options........................     15,000
                                                                     ----------
   Denominator for diluted earnings per share.......................  8,403,000
                                                                     ----------
   Basic and diluted earnings per share............................. $     0.13
                                                                     ==========

Options to purchase 1,164,000 shares of the company stock were excluded from the calculation above because their effect would have been antidilutive.

   Employee Stock Plans. The Company's stock plans are accounted for under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB25), and related interpretations.

   Revenue Recognition. Revenue is recognized when services are performed. Certain projects are accounted for on the percentage-of-completion method, primarily based on contract costs incurred to date compared with total estimated contract costs. Changes to total estimated contract costs and losses, if any, are recognized in the period in which they are determined. Revenues recognized in excess of amounts billed are classified as current assets under unbilled revenues. Amounts billed to clients in excess of revenues recognized to date are classified as advance billings on contracts.

   As of October 31, 1998, the Company was in the process of submitting change orders against one of its customers of approximately $5,800,000 in excess of the agreed contract price.

   License and Other Income. License and other income includes license and royalty income earned on the Company's intellectual property and income from equity investments in the environmental industry.

   Depreciation. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets. Depreciation expense for the fiscal year ending October 31, 1998 was $2,900,000.

   Risk and Uncertainties. Credit is extended based on an evaluation of the customer's financial condition, with terms consistent in the industry and normally collateral is not required. Losses from credit sales are provided for in the financial statements and have been generally within the allowance provided. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include collectability of accounts receivable and unbilled revenues and recovery of intangible assets and deferred tax assets. Actual results could differ from those estimates and would impact future results of operations and cash flows.

                            FLUOR DANIEL GTI, INC.

2. Income Taxes

   The provision for income taxes consisted of the following:

                                                                    Year Ended
                                                                   October 31,
                                                                       1998
                                                                  --------------
                                                                  (In thousands)
   Current:
     Federal.....................................................     $3,655
     State.......................................................        727
     Foreign.....................................................         60
                                                                      ------
                                                                       4,442
   Deferred (prepaid):
     Federal.....................................................       (305)
     State.......................................................        (83)
     Foreign.....................................................        207
                                                                      ------
                                                                        (181)
                                                                      ------
                                                                      $4,261
                                                                      ======

   The provisions for income taxes were at rates other than the U.S. federal statutory income tax rate for the following reasons:

                                                                  Year Ended
                                                                 October 31,
                                                                     1998
                                                                --------------
                                                                (In thousands)
   U.S. federal statutory income tax rate %....................      34.0%
   State income taxes net of federal income tax benefit........       7.7
   Foreign income taxes........................................       2.4
   Meals and entertainment.....................................       2.0
   Goodwill....................................................       2.0
   Interest income exempt from federal tax.....................      (3.1)
   Non-benefitable loss on the sale of Canadian subsidiary.....       1.3
   Provision for income tax contingencies and other tax
    matters....................................................      33.3
                                                                     ----
                                                                     79.6%

   The net change in the total valuation allowance during the fiscal year ended October 31, 1998 was $30,000.

   The Company is currently contesting issues before the Internal Revenue Service for the tax years 1991 and 1992, primarily relating to issues of substantiation of certain deductions. The Company has been cooperating with the IRS to resolve these issues and is currently awaiting a report from the IRS regarding the Company's efforts on these issues. In the opinion of management, adequate provision has been recorded for taxes that may arise from IRS adjustments, penalties and interest.

3. Related Parties

   The Company provides certain environmental consulting services to Fluor Daniel and other affiliated entities. Revenues from these consulting services have been reflected in the accompanying statements in accordance with a Marketing Agreement (the "Agreement") signed in conjunction with the Investment Agreement between the Company and Fluor Daniel. Under the terms of the Agreement, affiliates are charged for

                             FLUOR DANIEL GTI, INC.

labor cost plus established multipliers on base compensation. Due to the variable and often unpredictable nature of the Company's work load, consulting services are provided to Fluor Daniel as conditions allow. Revenues from Fluor Daniel and other affiliated entities were $4,184,000 for the fiscal year ended October 31, 1998.

4. Commitments and Contingencies

   Lease Commitments. The Company leases virtually all of its facilities under operating leases. Most of these leases have renewal options, and certain of them require increasing rent payments over the term of the lease and payments for additional expenses such as taxes and maintenance. One of the leases also contains a purchase option. Additionally, the Company leases equipment and vehicles under operating leases.

   Future minimum payments under all noncancelable leases are as follows:

                                                                  (In thousands)
                                                                  --------------
   1999..........................................................     $3,262
   2000..........................................................      2,585
   2001..........................................................      2,097
   2002..........................................................      1,074
   2003 and thereafter...........................................        249
                                                                      ------
                                                                      $9,267
                                                                      ======

   Rent expense charged to operations was $4,658,000 for the fiscal year ended October 31, 1998.

   Other Commitments. A substantial number of the Company's contracts with its customers require the Company to indemnify the customer for claims, damages or losses for personal injury or property damage relating to the Company's performance of the contracts unless such injury or damage is solely the result of the customer's negligent or willful acts or omissions. A number of the insurance policies maintained by the Company for this purpose are provided through arrangements which require the Company to indemnify the insurance carrier for all losses and expenses under the policies and to support its indemnity commitments with letters of credit. At October 31, 1998, such letters of credit aggregated $7,848,155. Management believes an adequate level of insurance coverage has been provided. The Company has guaranteed a $700,000 line of credit for Enterprise Environmental and Earthworks, Inc., an investee accounted for under the equity method.

   Contingencies. In the ordinary course of conducting its business, the Company becomes involved in a number of lawsuits and administrative proceedings, including environmentally related matters. Some of these proceedings may result in fines, penalties or judgments being assessed against the Company which, from time to time, may have an impact on earnings for a particular quarter. The Company does not believe that these matters, individually or in the aggregate, will have a material adverse effect on its operations, cash flows or financial condition.

5. Employee Benefit Plans.

   Profit Sharing Plan and Bonus Performance Plan. During the fiscal year ended October 31, 1998, the Company had a profit sharing plan for the benefit of all employees meeting certain minimum service requirements. The plan provided for 20% of adjusted pre-tax operating income to be distributed to employees at the end of the fiscal year.

   The Company has bonus performance programs covering eligible employees under which awards are made at the discretion of the Compensation Committee of the Board of Directors. Bonus expense was approximately $1,508,000, for the fiscal year ended October 31, 1998.

                             FLUOR DANIEL GTI, INC.

   Retirement Savings Plan. The Company has a Retirement Savings Plan under
Section 401(k) of the Internal Revenue Code for the benefit of all U.S. employees meeting certain minimum service requirements. Eligible employees may elect to contribute to the plan up to 12% of their cash compensation, subject to limitations established by the Internal Revenue Code. The trustees of the plan select investment opportunities from which participants may choose to contribute.

   The plan requires a matching contribution by the Company of 100% on the first 1%, and 25% on the next 4% of each participant's contribution, but not greater than the maximum allowable under the Internal Revenue Code. The Company may also contribute a discretionary amount to the plan which may be allocated to employees based upon employees' contributions to the plan. The Company's matching contributions currently vest at a rate of 25% per year based upon years of service. The Company's contributions to this plan were $949,000, for the fiscal year ended October 31, 1998.

   The Company has various defined contribution plans covering substantially all non-U.S. employees. The Company's contributions to these plans were approximately $224,000 for the fiscal year ended October 31, 1998.

6. Industry Segment Information

   The Company provides a wide range of environmental services to both the private and government sectors including scientific and engineering applications from environmental assessment, permitting and remediation through design and construction to operations and maintenance services. These services are provided to a variety of different industries including petroleum, chemical, power, pharmaceutical and others.

   In fiscal year ending October 31, 1998, no single customer accounted for more than 10% of the Company's revenues. Income before income taxes was $4,750,000 and $600,000 from the Company's domestic and foreign operations, respectively.

7. Special Charges

   In the first quarter of fiscal 1998, the Company took a charge of $406,000 in other expense related to a write off for uncollectible advances made in prior years to the current owner of the former Fluor Daniel GTI analytical laboratory business.

   In the third quarter of fiscal 1998, the Company recorded, within other expense, a loss on the sale of its Wichita, Kansas laboratory building of approximately $500,000 as well as a $206,000 loss on the sale of its Canadian subsidiary. These losses in other expense were offset by a gain of $199,000 on the sale of the Company's Australian laboratory assets.

8. Subsequent Events

   On December 3, 1998, the Company agreed to be acquired by The IT Group, Inc. ("IT") at a per share price of $8.25. The Company became a wholly-owned subsidiary of The IT Group, Inc. and changed its name to Groundwater Technology, Inc.

   In connection with the Company's entry into the Acquisition Agreement and by resolution of the company's Board of Directors, the Company's Stock Option Plans were amended to immediately vest each non-vested stock option issued under such plans and to exchange such options for a cash payment equal to $0.10 per share if the exercise price of the option was greater than $8.25 per share or the difference between $8.25 per share and the respective exercise price of each option if the exercise price of the option was less than $8.25 per share.

                                                                   Exhibit(a)(3)

                       REPORT OF INDEPENDENT ACCOUNTANTS

To ICF Kaiser International, Inc.

   We have audited the accompanying statement of assets acquired and liabilities assumed of the Environment and Facilities Management Group (the EFM Group) of ICF Kaiser International, Inc. (the Company) as of December 31, 1998, and the related statement of operating revenue and expenses, for the year then ended. The Statement of Assets Acquired and Liabilities Assumed and the related Statement of Operating Revenue and Expenses (the Statements) are the responsibility of the Company's management. Our responsibility is to express an opinion on the Statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Statements. We believe that our audit provides a reasonable basis for our opinion.

   As discussed in Note 1, pursuant to the terms of the Asset Purchase Agreement dated March 8, 1999, the accompanying Statements have been prepared solely to present the assets acquired and liabilities assumed of the EFM Group as of December 31, 1998, and its operating revenue and expenses for the year then ended, and are not intended to be a complete presentation of the financial statements of the EFM Group.

   In our opinion, the Statement of Assets Acquired and Liabilities Assumed and the Statement of Operating Revenue and Expenses referred to above present fairly, in all material respects, the assets acquired and liabilities assumed of the EFM Group as of December 31, 1998, and its operating revenue and expenses for the year then ended pursuant to the Asset Purchase Agreement referred to in Note 1, in conformity with generally accepted accounting principles.

                                          PricewaterhouseCoopers LLP

McLean, Virginia
March 11, 1999

                  ENVIRONMENT AND FACILITIES MANAGEMENT GROUP

              Statement of Assets Acquired and Liabilities Assumed
                                 (In thousands)

                                                                    December 31,
                                                                        1998
                                                                    ------------
Assets Acquired
Fixed Assets
 Furniture and equipment...........................................      460
  Less accumulated depreciation....................................     (225)
                                                                       -----
                                                                         235
Other Assets
 Investments in and advances to affiliates.........................      155
                                                                       -----
    Total assets acquired..........................................      390
Liabilities Assumed
Current Liabilities
 Accrued vacation..................................................      778
                                                                       -----
    Total liabilities assumed......................................      778
                                                                       -----
Commitments and Contingencies
Deficit of Assets Acquired
 Over Liabilities Assumed..........................................    $(388)
                                                                       =====




                          See notes to the statements

                  ENVIRONMENT AND FACILITIES MANAGEMENT GROUP

                  STATEMENT OF OPERATING REVENUE AND EXPENSES
                                 (In thousands)

                                                                     Year Ended
                                                                    December 31,
                                                                        1998
                                                                    ------------
Gross Revenue
 Third parties.....................................................   $104,085
 Related parties...................................................      1,221
 Equity in income of joint ventures................................        600
                                                                      --------
                                                                       105,906
                                                                      --------
Operating Expenses
 Subcontract and direct material costs.............................     53,362
 Direct labor and fringe benefits..................................     26,553
 Group overhead....................................................     18,863
 Related parties...................................................        945
 Depreciation and amortization.....................................         58
                                                                      --------
                                                                        99,781
                                                                      --------
Operating Income...................................................   $  6,125
                                                                      ========




                          See notes to the statements

                          NOTES TO THE STATEMENTS FOR
                THE ENVIRONMENT AND FACILITIES MANAGEMENT GROUP


1. Basis of Presentation

   The Environment and Facilities Management Group (the EFM Group) of ICF Kaiser International, Inc (the Company) performs contracts for the oversight of major program management and technical support activities for U.S. government agencies, as well as private-sector environmental clients. Client contracts generally fall into two categories, either environmental remediation, which covers the spectrum of environmental consulting, characterization, remediation, design, and construction or facilities management, which involves engineering, environmental operations, and architecture.

   The EFM Group is not a legal entity and the assets and liabilities associated with the EFM Group are components of the larger business and other legal entities of the Company. As a result, while separate financial information is maintained for the EFM Group's operating revenue and operating expenses as well as for certain of its asset and liability balances, no complete set of separate financial statements is prepared or maintained. The accompanying statements are presented pursuant to the terms of an Asset Purchase Agreement dated March 8, 1999 between the Company and The IT Group, Inc. (IT). The statements present the operating revenue and expenses of the EFM Group for the year ended December 31, 1998, as well as the balances on December 31, 1998 of assets and liabilities that are subject to acquisition. This information is not intended to be a complete presentation of the financial statements of the EFM Group.

   The accompanying statements have been prepared from the historical accounting records of the Company and do not purport to reflect the assets and liabilities or results of operations that would have resulted if the EFM Group had operated as an unaffiliated independent company. The financial information presented herein is based on the Company's historical costs and does not give consideration to the adjustments that may result from acquisition by IT. Since only certain assets and liabilities are subject to acquisition, a statement of cash flows for the EFM Group is not applicable.

   Certain expenses incurred by the Company, directly on behalf of the EFM Group have been allocated to the EFM Group on various bases (See Note 8), which, in the opinion of management, are reasonable. However, such allocated expenses are not necessarily indicative of the EFM Group results had it been operated as a separate company. Additionally, it is not practicable for management to estimate the level of such expenses which might have been incurred had the EFM Group been operated on a stand-alone basis for the year ended December 31, 1998.

   The accompanying Statement of Operating Revenue and Expenses does not include allocations of the Company's overhead and general and administrative expenses, which did not directly benefit the operations of the EFM Group. Additionally, interest expense and income tax expense were not allocated to the EFM Group as it is impracticable to arbitrarily allocate such expenses on a retroactive basis.

2. Summary of Significant Accounting Policies

   Principles of Consolidation: The Statement of Assets Acquired and Liabilities Assumed and Statement of Operating Revenue and Expenses of the Environment and Facilities Management Group of the Company are comprised of several wholly-owned legal entities and investments as well as certain selected assets, liabilities and operations of another of the Company's subsidiaries. Investments in unconsolidated joint ventures and affiliated companies are accounted for using the equity method. The difference between the cost of joint venture investments and the EFM Group's underlying equity is amortized on a straight-line basis over the estimated lives of the related investments. All significant intercompany balances and transactions within the EFM Group have been eliminated.

   Use of Estimates: The preparation of these statements requires management to make estimates and assumptions about the amounts that affect the reported amounts of assets at the date of the statements and the

                          NOTES TO THE STATEMENTS FOR
          THE ENVIRONMENT AND FACILITIES MANAGEMENT GROUP--(Continued)

reported amounts of operating revenue and expenses during the reporting period. Actual results may differ from those estimates.

   Revenue Recognition: The EFM Group's revenue is derived principally from long- term contracts of various types. Revenue on time-and-materials contracts is recognized based on actual hours delivered times the contracted hourly billing rate, plus the costs incurred for any materials. Revenue on fixed-priced contracts is recognized using the percentage-of-completion method and is comprised of the portion of expected total contract earnings represented by actual costs incurred to date as a percentage of the contract's total estimated costs at completion. Revenue on cost-reimbursable contracts is recognized to the extent of costs incurred plus a proportionate amount of the contracted fee. Certain cost-reimbursable contracts also include provisions for earning performance-based incentive fees. Such incentive fees are included in revenue at the time the amounts can be reasonably determined. Provisions for anticipated contract losses are recognized at the time they become estimable.

   Fixed Assets: Furniture and equipment are carried at cost and are depreciated using the straight-line method over their estimated useful lives, ranging from three to ten years.

3. Investments in Affiliates

   The EFM Group has ownership interests in certain unconsolidated corporate joint ventures. The EFM Group's net investments in and advances to these corporate joint ventures totaled $155,000 at December 31, 1998. The ownership percentages range from 20% to 50%. The EFM Group's share of the joint ventures' operating results is reflected in the Statement of Operating Revenue and Expense.

4. Contingencies and Commitments

   In the course of the EFM Group's normal business activities:

  . various claims or charges may be asserted and litigation commenced against the EFM Group arising from or related to properties, injuries to persons, and breaches of contract;

  . the EFM Group may from time to time, either individually or in conjunction with other government contractors operating in similar types of businesses, be involved in U.S. government investigations for alleged violations of procurement regulations or other federal laws and regulations; and lastly, since

  . the EFM Group has a substantial number of cost reimbursement contracts with the U.S. government, the costs to execute such contracts will be subject to audit by the U.S. government.

   Any potential amounts claimed in the future, resulting from the risks identified above, may not bear any reasonable relationship to the merits of potential claims, final court awards, or investigation and audit results. No provision has been included in these financial statements for any final results that might be rendered against the EFM Group for any claims or matters existing prior to December 31, 1998, because the Company has retained the risk of such claims and contingencies.

   One of the EFM Group subsidiaries, ICF Kaiser Remediation Company, along with eleven of the Company's other subsidiaries, is a guarantor of the Company's senior and subordinated indebtedness. This indebtedness consists of $15 million and $125 million, respectively, of 12% notes due in 2003. As a condition precedent to closing the sale transaction with IT (See Note 1), the Company will need to secure the release of ICF Kaiser Remediation Company as a guarantor to such indebtedness.

                          NOTES TO THE STATEMENTS FOR
          THE ENVIRONMENT AND FACILITIES MANAGEMENT GROUP--(Continued)

5. Lease Commitments

   Future minimum payments on noncancelable operating leases, subject to acquisition by IT, for office space and equipment with initial or remaining terms in excess of one year were as follows at December 31, 1998 (in thousands):

   1999.................................................................. $4,138
   2000..................................................................  2,548
   2001..................................................................  1,257
   2002..................................................................    350
   2003..................................................................    285
   Thereafter............................................................    320
                                                                          ------
                                                                          $8,898
                                                                          ======

   The total rent expense, included in Group Overhead in the accompanying Statement of Operating Revenue and Expenses, for all of the acquired and nonacquired EFM operating leases was $2,245,000 for the year ended December 31, 1998.

6. Employee Benefit Plans

   The EFM Group's employees, meeting minimum length of service requirements, participate in most of the Company's benefit plans. These plans included a defined contribution retirement plan that provide for contributions by the Company based on a percentage of covered compensation and a 401(k) Plan that allows employees to defer portions of their salary, subject to certain limitations, and receive a matching component from the Company. The total expense charged to the EFM Group for these plans was $1,387,000 for the year ended December 31, 1998.

7. Business Segment and Major Customers

   Business Segment: The EFM Group operates predominantly in one industry in which it oversees major program and technical support contracts for U.S. government agencies, particularly the U.S. Departments of Energy (DOE) and Defense (DOD), as well as for private-sector environmental concerns.

   Major Customers: All of EFM Group's revenues are derived from customers within the United States. Gross revenues for the year ended December 31, 1998 from various contracts with the U.S. Department of Energy and U.S. Department of Defense were $13,049,000 and $61,489,000, respectively.

8. Allocations

   The Company allocated costs for certain services provided on behalf of the EFM Group which are included in the accompanying statements for the EFM Group.

   General Services costs: The EFM Group uses office space, telecommunication services and other office related items that are leased or purchased by the Company. The Company allocates these costs ("location allocation") back to the EFM Group based on dedicated square feet occupied by the EFM Group. Rent expense, net of sublease income, allocated to the EFM Group totaled $2,011,000 for the year ended December 31, 1998. Additionally, the Company allocated the EFM Group (as part of the "location allocation") other facility related expenses such as, utilities, property taxes, furniture and office equipment expense, telecommunications costs, office supplies, purchasing and facilities management. The allocation basis for these other facility related costs is also based on dedicated square feet occupied by the EFM Group. These other

                          NOTES TO THE STATEMENTS FOR
          THE ENVIRONMENT AND FACILITIES MANAGEMENT GROUP--(Continued)

facility related costs allocated to the EFM Group totaled $2,391,000 for the year ended December 31, 1998. Lastly, the EFM Group used computers that were leased by the Company and derived computing and network management services from the Company. The costs allocated to the EFM Group, based on direct usage of leased computer equipment, for the technology services totaled $1,239,000 for the year ended December 31, 1998. All of these allocated costs are included in Group Overhead in the Statement of Operating Revenue and Expenses.

   Depreciation expense: The EFM Group shares in certain fixed assets maintained by the Company, primarily capitalized software costs and software licenses. The Company allocated $58,000 in depreciation and amortization expense related to the use of such assets during the year ended December 31, 1998.

   In the opinion of management, these allocations of operating expenses were made on a reasonable basis. However, such expenses are not necessarily indicative of the level of expenses which might have been incurred had the EFM Group been operated as a separate company.

                                                                   Exhibit(a)(4)


                                AUDITORS' REPORT

To the Directors of Roche ltee, Groupe conseil

   We have audited the consolidated balance sheets of ROCHE LTEE, GROUPE CONSEIL as at December 31, 1998, 1997 and 1996 and the consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audits in accordance with generally accepted auditing standards in Canada. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

   In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the corporation as at December 31, 1998, 1997 and 1996 and the results of its operations and the changes in its financial position for the years then ended in accordance with generally accepted accounting principles as set out in note 2 to the financial statements.

   On February 22, 1999, we reported separately to the stockholders of Roche ltee, Groupe conseil on the same consolidated financial statements for the 1998 and 1997 periods (March 14, 1997 for 1996), prepared in accordance with generally accepted accounting principles in Canada.

Mallette Maheu
General Partnership
Chartered Accountants

Quebec City, Canada
February 22, 1999

                           ROCHE LTEE, GROUPE CONSEIL

                           CONSOLIDATED BALANCE SHEET

                                                      December 31,
                                              -------------------------------
                                                1998       1997       1996
                                              ---------  ---------  ---------
                                                (in thousands of US dollars)
                     ASSETS
   CURRENT ASSETS
     Cash and short-term investments......... $     587  $     905  $     721
     Accounts receivable (note 5)............     6,783      8,891     11,018
     Income taxes receivable (note 3)........     1,182      1,021      1,958
     Contracts in process....................     3,682      5,050      6,375
     Prepaid expenses........................       398        761        336
     Future income taxes.....................        --        208        159
                                              ---------  ---------  ---------
                                                 12,632     16,836     20,567
   INVESTMENTS (note 6)......................     3,175      4,190      4,435
   FIXED ASSETS (note 7).....................     1,805      2,150      2,442
   FUTURE INCOME TAXES.......................       907         --         --
   GOODWILL..................................        43         56        176
                                              ---------  ---------  ---------
                                                $18,562    $23,232    $27,620
                                              =========  =========  =========
                  LIABILITIES
   CURRENT LIABILITIES
     Bank loan (note 8)...................... $     887  $     734  $   1,503
     Accounts payable (note 9)...............    11,143     12,619     12,949
     Current portion of long-term debt (note
      10)....................................       114        119        214
     Deferred revenues.......................     1,690      1,185      1,801
     Future income taxes.....................       110         --         --
                                              ---------  ---------  ---------
                                                 13,944     14,657     16,467
   LONG-TERM DEBT (note 10)..................       599        730        736
   FUTURE INCOME TAXES.......................        --         21         --
   MINORITY INTEREST.........................        65         12         77
                                              ---------  ---------  ---------
                                                 14,608     15,420     17,280
                                              ---------  ---------  ---------
   STOCKHOLDERS' EQUITY
     Capital stock (note 11).................         7          7          7
     Retained earnings.......................     4,772      8,220     10,385
     Exchange adjustments....................      (825)      (415)       (52)
                                              ---------  ---------  ---------
                                                  3,954      7,812     10,340
                                              ---------  ---------  ---------
                                                $18,562    $23,232    $27,620
                                              =========  =========  =========

   COMMITMENTS AND CONTINGENCIES (note 13)


                           ROCHE LTEE, GROUPE CONSEIL

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                  Years ended December 31,
                                              -------------------------------
                                                1998       1997       1996
                                              ---------  ---------  ---------
                                                (in thousands of US dollars)
   GROSS REVENUES............................ $  28,250  $  49,829  $  44,488
   DIRECTS COSTS (schedule A)................    16,925     36,082     30,593
                                              ---------  ---------  ---------
   GROSS PROFIT..............................    11,325     13,747     13,895
                                              ---------  ---------  ---------
   OTHER OPERATING EXPENSES
     Selling (schedule B)....................     1,823      1,855      2,042
     Administrative (schedule C).............     9,738     11,379     12,173
                                              ---------  ---------  ---------
                                                 11,561     13,234     14,215
                                              ---------  ---------  ---------
   INCOME (LOSS) FROM OPERATIONS.............      (236)       513       (320)
   FINANCIAL EXPENSES (schedule D)...........       271        323        197
   OTHER EXPENSES (schedule E)...............     4,575      2,737      1,331
                                              ---------  ---------  ---------
   LOSS BEFORE INCOME TAXES AND MINORITY
    INTEREST.................................    (5,082)    (2,547)    (1,848)
                                              ---------  ---------  ---------
   INCOME TAXES
     Recoverable.............................      (989)      (423)    (1,315)
     Future..................................      (660)        42        743
                                              ---------  ---------  ---------
                                                 (1,649)      (381)      (572)
                                              ---------  ---------  ---------
   LOSS BEFORE SHARE OF MINORITY INTEREST....    (3,433)    (2,166)    (1,276)
   MINORITY INTEREST.........................       (15)         1          1
                                              ---------  ---------  ---------
   NET LOSS.................................. $  (3,448) $  (2,165) $  (1,275)
                                              =========  =========  =========

                           ROCHE LTEE, GROUPE CONSEIL

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                 Years ended December 31, 1998, 1997 and 1996
                             ------------------------------------------------------
                              Capital    Retained         Exchange
                               stock     earnings       adjustments      Total
                             ---------- ------------   --------------- ------------
                                     (in thousands of US dollars)
   BALANCE RESTATED AT
    DECEMBER 31, 1995......    $      7 $     13,056      $        --  $     13,063
     Net loss..............          --       (1,275)              --        (1,275)
     Exchange adjustments..          --           --              (52)          (52)
     Dividends.............          --       (1,396)              --        (1,396)
                               -------- ------------      -----------  ------------
   BALANCE AT DECEMBER 31,
    1996...................           7       10,385              (52)       10,340
     Net loss..............          --       (2,165)              --        (2,165)
     Exchange adjustments..          --           --             (363)         (363)
                               -------- ------------      -----------  ------------
   BALANCE AT DECEMBER 31,
    1997...................           7        8,220             (415)        7,812
     Net loss..............          --       (3,448)              --        (3,448)
     Exchange adjustments..          --           --             (410)         (410)
                               -------- ------------      -----------  ------------
   BALANCE AT DECEMBER 31,
    1998...................    $      7 $      4,772           $ (825) $      3,954
                               ======== ============      ===========  ============

                           ROCHE LTEE, GROUPE CONSEIL

                      CONSOLIDATED STATEMENTS OF CASH FLOW

                                                   Years ended December 31,
                                               -------------------------------
                                                 1998       1997       1996
                                               ---------  ---------  ---------
                                                 (in thousands of US dollars)
   OPERATING ACTIVITIES
     Net loss................................  $  (3,448) $  (2,165) $  (1,275)
     Operating items not involving cash (note
      12)....................................        276      1,980      4,092
                                               ---------  ---------  ---------
                                                  (3,172)      (185)     2,817
     Changes in non-cash operating working
      capital items (note 12)................      2,707      1,419     (6,737)
                                               ---------  ---------  ---------
                                                    (465)     1,234     (3,920)
                                               ---------  ---------  ---------
   FINANCING ACTIVITIES
     Short-term financing....................        153       (769)     1,503
     Long-term financing.....................         53        169        461
     Repayment of long-term debt.............       (132)      (230)      (796)
     Redemption of non-controlling
      stockholders...........................         --        (62)        --
     Excluded net assets under the S.P.A.....         30        (38)       144
                                               ---------  ---------  ---------
                                                     104       (930)     1,312
                                               ---------  ---------  ---------
   INVESTING ACTIVITIES
     Acquisition of fixed assets.............       (207)      (322)      (271)
     Proceeds from disposal of fixed assets..         73         39         55
     Short-term investments..................        (82)       620      2,726
     Acquisition of investments..............       (492)    (1,148)      (402)
     Proceeds from investments...............        669      1,311        225
                                               ---------  ---------  ---------
                                                     (39)       500      2,333
                                               ---------  ---------  ---------
   NET INCREASE (DECREASE) IN CASH AND CASH
    EQUIVALENTS..............................       (400)       804       (275)
   CASH AND CASH EQUIVALENTS AT BEGINNING OF
    YEAR.....................................        905        101        376
                                               ---------  ---------  ---------
   CASH AND CASH EQUIVALENTS AT END OF YEAR..  $     505  $     905  $     101
                                               =========  =========  =========
   Cash and cash equivalents consist of:
   Cash......................................       $385       $904       $101
   Term deposits.............................        297          1         --
   Bank overdraft............................       (177)        --         --
                                               ---------  ---------  ---------
                                               $     505  $     905  $     101
                                               =========  =========  =========

                           ROCHE LTEE, GROUPE CONSEIL

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. Statutes of Incorporation and Nature of Activities

   The corporation, incorporated under the Canada Business Corporations Act, is a wholly-owned subsidiary of Corporoche Canada Inc.

   It is an integrated multidisciplinary firm that offers through its subsidiaries services of studies, engineering and construction, projects' management and supplying. These professional services cover most of the specialties of engineering and many related activities of applied sciences.

2. Adjustments to United States Generally Accepted Accounting Principles

   The consolidated financial statements of the corporation have been prepared in accordance with generally accepted accounting principles in Canada (Canadian
GAAP) and adjusted to conform to generally accepted accounting principles in the United States of America (US GAAP). The herein consolidated financial statements are identical to those prepared in accordance with Canadian GAAP and addressed to the corporation's stockholders on February 22, 1999, with the exception of these changes:

  . The herein consolidated financial statements were translated in United States of America dollars using the current rate method. Under this method, the assets and liabilities are translated at the rate of exchange in effect at year- end and the earnings at average year rate. The adjustments resulting from the exchange rate fluctuations are accounted for in the "Exchange adjustments" account in the stockholders' equity section.

  . The investments in limited partnerships, joint ventures and real estate venture are accounted for using the equity method instead of the proportionate consolidation method that is used to prepare the financial statements in accordance with Canadian GAAP. Notes 4 and 15, that presents information about the consolidation policies and the effect of the use of the proportionate consolidation under Canadian GAAP, have been adjusted to present the information required under US GAAP about the consolidated subsidiaries and the investments accounted for using the equity method.

  . The consolidated statements of retained earnings presented under Canadian GAAP have been replaced, to conform to US GAAP, with the consolidated statements of stockholders' equity that presents the variation of all the stockholders' equity accounts.

   The corporation's management considers that any other differences between Canadian GAAP and US GAAP do not have a material impact on the herein consolidated financial statements and has determined that no other adjustment was necessary.

3. Important Subsequent Event

   On February 5, 1999, the shareholders of Corporoche Canada inc. (hereafter the "share vendors"), the parent corporation of Roche ltee, Groupe conseil, IT Holdings Canada Inc. and The IT Group Inc., a public corporation in the United States of America, signed a share purchase agreement (S.P.A.) committing the share vendors to realize a corporate reorganization that will allow certain assets, as described in the next paragraph, to be excluded from the transaction. Following the reorganisation, the share vendors will dispose of all shares of Roche ltee, Groupe conseil that they will then own.

   The assets of Roche ltee, Groupe conseil excluded from the transaction under the S.P.A. will be transferred, prior to the transaction, to a new corporation to be owned by the share vendors. The investments of Roche ltee, Groupe conseil in Solutions technologiques internationales STI inc., in Societe immobiliere Metroplan, societe en commandite, in 2758-3525 Quebec inc. and in 174878 Canada inc. and the related future

                           ROCHE LTEE, GROUPE CONSEIL
income taxes have been aggregated and reclassified in Investments as "Excluded net assets under the S.P.A.". In addition, the long-term debt payable to the limited partners of Societe immobiliere Metroplan, societe en commandite has been reclassified with the Excluded net assets under the S.P.A. as this debt will be transferred to the new corporation. Finally, as the pension plan has been terminated prior to the transaction, the deferred pension costs and the related future income taxes have been reclassified as Excluded net assets under the S.P.A.

   A portion of the initial payment of the purchase price, that shall be received no later than March 31, 1999, will be allocated to the settlement of the engagements related to the RBW Group joint venture, as set out in note 13, which will improve the corporation's working capital by an amount of approximately $5,200,000.

   The corporation has accounted for a tax benefit related to the RBW Group project. This tax benefit of $1,174,000, is reserved to redeem a part of Corporoche Canada inc. share capital.

   To conclude the transaction, two conditions still have to be met: i) shareholders of Corporoche Canada inc. shall unanimously agree to dispose of their shares; ii) the corporation shall conduct its business in the ordinary course and in a manner consistent with past practices. In corporation's management opinion, these conditions will be respected and the transaction will be concluded.

4. Significant Accounting Policies

Basis of consolidation

   The consolidated financial statements include the accounts of the corporation and its wholly-owned and majority-owned subsidiaries. The corporation use the equity method to account for investments in corporations subject to significant influence, limited partnerships, joint ventures and a real estate venture. All significant intercompany balances and transactions are eliminated in consolidation and in measuring the investments accounted for using the equity method and the related earnings. Other investments are accounted for at cost.

   The consolidated subsidiaries are as follows:

  .  A.C.T. International inc.                                           80.0%
  .  CFCL Roche inc.                                                    100.0%
  .  Evimbec ltee                                                        97.5%
           (and its subsidiaries, Evaluation J.M. Fournier inc., 100.0%
                 and Chevalier Hughes & Ass. (1992) inc., 100.0%)
  .  Impressions Integrales inc.                                        100.0%
  .  Les Consultants en environnement Argus 2000 inc.                   100.0%
  .  Roche Construction inc.                                            100.0%
  .  Roche Gestion services publics inc.                                 70.0%
  .  Roche International inc.                                           100.0%
  .  Rosaire Despres et associes inc.                                   100.0%
           (and its subsidiary, Groupe-conseil Forchemex inc., 70.0%)
  .  Soderoc Developpement ltee                                         100.0%

   The investments accounted for using the equity method are as follows:

   Corporations subject to significant influence

  .  Consortium BPA/Roche inc.                                           50.0%
  .  Consortium GLD-Roche inc.                                           50.0%

                           ROCHE LTEE, GROUPE CONSEIL

  .  Consultants BPR/Roche inc.                                          50.0%
  .  Groupe-conseil TDA inc.                                             36.4%
  .  Poly-Energie inc.                                                   50.0%
  .  Nouvelle technologie (Tekno) inc.                                   33.3%
  .  LID Experts Conseil (2000) inc.                                     50.0%
  .  Les Consultants Roche/Deluc ltee                                    50.0%
  .  2644-0958 Quebec inc. (Energie Conseil inc.)                        50.0%
  .  Groupe-conseil Saguenay inc.                                        29.8%
  .  Ressau Groupe conseil inc.                                          50.0%
  .  Canora Brunei Environnement Ltd                                     36.7%
  .  Pluritec ltee                                                       50.0%
  .  Plaveco Gerance ltee                                                40.0%

   Limited partnership

  .  Place du Commerce                                                   50.0%

   Joint ventures

  .  Consortium Burmex/Regie/Roche                                       43.0%
  .  Consortium Dmitrov                                                  30.0%
  .  Consortium DPA/Roche                                                50.0%
  .  Consortium Dupont-Desmeules/Roche                                   48.0%
  .  Consortium PCRB                                                     24.0%
  .  Consortium Roche/BPR                                                50.0%
  .  Consortium Roche/BPR (Saint-Raymond)                                60.0%
  .  Consortium Roche/BPR (SEBJ)                                         60.0%
  .  Consortium Roche/BPR/Solivar                                        42.0%
  .  Consortium Roche/Cegir II                                           50.0%
  .  Consortium Roche/Deloitte/Sirtec                                    25.0%
  .  Consortium Roche/Lavalin                                            50.0%
  .  Consortium Roche/Uma/Intelec                                        80.0%
  .  Consortium Tecsult/Roche                                            50.0%
  .  Consortium Vaughan/Roche/EVS                                        42.5%
  .  RBW Group                                                           50.0%
  .  RTCS Group                                                          50.0%
  .  Societe Sert/Roche (Burkina)                                        80.0%

   Real estate venture

  .  Megacentre Laurentien                                                5.0%

Use of estimates

   The preparation of consolidated financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingencies at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

                           ROCHE LTEE, GROUPE CONSEIL

   Contract accounting and contracts in process

   The corporation performs its services under time-and-material and cost-reimbursement, fixed-price and unit-bid contracts. Revenues from time-and-material and cost-reimbursement contracts are recognized as costs are incurred. Revenues from fixed-price and unit-bid contracts are recognized under the percentage of completion method, computed using the ratio of total costs incurred to date to total estimated costs at completion. When a terminal loss on a contract is anticipated, the total estimated amount of loss is accounted for as an expense of the period.

   Contracts in process typically represents amounts earned under the corporation's contracts but not billable according to the contracts terms, which usually consider the passage of time, achievement of certain milestones or completion of the projects. Contracts in process is valued at lesser of invoiced value or net realizable value and are expected to be billed and collected in the subsequent reporting year.

   Fixed assets

   Fixed assets are accounted for at cost.

   Depreciation is based on their estimated useful lives using the following methods and rates:

                                        Methods          Rates
                                   ----------------- --------------
   Buildings                       Declining balance 4%
                                   Straight-line     2.5%
   Furniture, tools and equipment  Declining balance 15% and 20%
   Computer hardware               Declining balance 30%
   Computer software               Straight-line     25% and 33.33%
   Leasehold improvements          Straight-line     10%
   Vehicles                        Declining balance 30%

Goodwill

   Goodwill is valued at cost and amortized over its estimated useful life using the straight-line method over terms not exceeding ten years.

Income taxes

   Income taxes are accounted for using the future income taxes method. Under this method, future income taxes are recognized whenever recovery or settlement of the carrying amount of an asset or liability would result in future income tax outflow or reduction.

Cash and cash equivalents

   Cash and cash equivalents include cash, bank overdraft representing outstanding cheques and highly liquid financial instruments with an original maturity of three months or less.

5. Accounts Receivable

                                                    1998      1997       1996
                                                  --------- --------- ----------
                                                   (in thousands of US dollars)
   Trade.........................................    $4,084    $5,916 $    7,001
   Affiliates....................................     2,298     2,000      3,507
   Retainage.....................................       254       294        341
   Other.........................................       147       681        169
                                                  --------- --------- ----------
                                                     $6,783    $8,891    $11,018
                                                  ========= ========= ==========

                           ROCHE LTEE, GROUPE CONSEIL

6. Investments

                                                   1998      1997      1996
                                                 --------- --------- ---------
                                                 (in thousands of US dollars)
   Excluded net assets under the S.P.A.......... $     504 $   1,119 $     787
   Corporations subject to significant
    influence...................................     1,520     1,807     2,120
   Limited partnerships.........................       303       382       414
   Joint ventures...............................       198       192       582
   Real estate venture..........................       370       390       403
   Shares of private corporations...............       194       208        33
   Other........................................        86        92        96
                                                 --------- --------- ---------
                                                    $3,175    $4,190    $4,435
                                                 ========= ========= =========

7. Fixed Assets

                                                  1998             1997   1996
                                       -------------------------- ------ ------
                                              Accumulated   Net    Net    Net
                                        Cost  depreciation value  value  value
                                       ------ ------------ ------ ------ ------
                                             (in thousands of US dollars)
   Land............................... $  151    $   --    $  151 $  162 $  140
   Buildings..........................    743       150       593    662    631
   Furniture, tools and equipment.....  2,150     1,654       496    556    786
   Computer...........................  1,650     1,430       220    292    316
   Leasehold improvements.............  1,050       715       335    473    558
   Vehicles...........................     15         5        10      5     11
                                       ------    ------    ------ ------ ------
                                       $5,759    $3,954    $1,805 $2,150 $2,442
                                       ======    ======    ====== ====== ======

   Maintenance and repairs are expensed as incurred.

8. Bank Loan

   The bank loan at December 31, 1998, authorized for an amount of $5,283,000 at the prime rate plus 1/2%, is secured by a mortgage without depossession on receivables and a mortgage of $13,239,000 on non-pledged present and future assets.

   Under the terms of its bank loan agreement, the corporation must satisfy certain covenants as to certain minimum financial ratios and must also satisfy certain conditions prior to the payment of dividends.

   At December 31, 1998, the corporation does not meet all of these obligations.

9. Accounts Payable

                                                    1998      1997      1996
                                                  --------- --------- ---------
                                                  (in thousands of US dollars)
   Trade......................................... $   2,956 $   4,305 $   7,382
   Affiliates....................................     5,719     4,547     2,438
   Retainage.....................................        52       832       771
   Salaries and accrued vacation.................     1,528     1,351     1,460
   Withholding taxes, taxes and contributions....       608       654       716
   Clients' deposits.............................       280       930       182
                                                  --------- --------- ---------
                                                    $11,143   $12,619   $12,949
                                                  ========= ========= =========

                           ROCHE LTEE, GROUPE CONSEIL

10. Long-Term Debt

                                                     1998      1997      1996
                                                   --------- --------- ---------
                                                   (in thousands of US dollars)
   Loans secured by mortgages on land and
    buildings at rates ranging from 6.5% to 8.0%,
    maturing from 2009 to 2016...................       $588      $653      $637
   Other loans, variable rates, maturing from
    1997 to 2001.................................        125       196       313
                                                   --------- --------- ---------
                                                         713       849       950
   Current portion...............................        114       119       214
                                                   --------- --------- ---------
                                                        $599      $730      $736
                                                   ========= ========= =========

   Long-term debt principal repayments to be made during the next five years are as follows:

            1999--$114,000  2002--$32,000
            2000--$61,000   2003--$32,000
            2001--$28,000

11. Capital Stock

   Authorized

     Unlimited number of Class A voting, participating shares, without par value

     Unlimited number of Classes B, D and E shares, without par value, preferential non-cumulative fixed trimestrial dividend of 2%, redeemable at the price paid

     Unlimited number of Class C shares, without par value, preferential non-cumulative fixed trimestrial dividend of 2%, redeemable at the price paid plus a premium determined at issue date

     Unlimited number of Class F shares, without par value, giving right to a dividend from the capital dividend account of life insurance policies, redeemable at the price paid

                                                  1998       1997       1996
                                                ---------  ---------  ---------
                                                  (in thousands of US dollars)
   Issued
     9,290 Class A shares......................        $7         $7         $7
                                                =========  =========  =========

                           ROCHE LTEE, GROUPE CONSEIL

12. Additional Information to the Statements of Cash Flows

                                                1998       1997        1996
                                              ---------  ---------  ----------
                                                 (in thousands of US dollars)
Items not involving cash
  Depreciation............................... $     386  $     460  $      549
  Future income taxes........................      (660)        42         743
  Loss (gain) on disposal of fixed assets....       (22)        53          13
  Loss (gain) on sale of investments.........        42       (194)         --
  Share of net earnings and losses of joint
   ventures..................................        81      2,119       3,467
  Share of net earnings of limited
   partnerships..............................       (46)       (34)         --
  Share of net earnings of corporations
   subject to significant influence..........        21        (55)       (150)
  Minority interest..........................        15         (1)         (1)
  Share of net earnings of real estate
   venture...................................       (29)       (30)        (10)
  Loss (revenue) from the excluded net assets
   under the S.P.A...........................       526        (83)       (121)
  Exchange adjustements......................       (38)      (297)       (398)
                                              ---------  ---------  ----------
                                              $     276  $   1,980  $    4,092
                                              =========  =========  ==========
Changes in non-cash working capital items
  Accounts receivable........................ $   2,108     $2,127  $     (288)
  Contracts in process.......................     1,368      1,325        (793)
  Prepaid expenses...........................       363       (425)        (67)
  Accounts payable...........................    (1,476)    (1,929)     (2,692)
  Deferred revenues..........................       505       (616)        (39)
  Income taxes receivable....................      (161)       937      (2,858)
                                              ---------  ---------  ----------
                                              $   2,707     $1,419     $(6,737)
                                              =========  =========  ==========

                           ROCHE LTEE, GROUPE CONSEIL

                        December 31, 1998, 1997 and 1996


13. Commitments and Contingencies

Leases

   The corporation has lease commitments for terms originally ranging from two to ten years. Total minimum rent payable is $9,770,000. At December 31, 1998, the value of these commitments is $2,457,000 and minimum payments payable over the next three years are as follows:

   1999                              --                                                       $1,107,000
   2000                              --                                                       $  986,000
   2001                              --                                                       $  364,000

Letters of surety and bonds

   At December 31, 1998 the corporation has signed letters of surety amounting to $1,353,000 in favor of organizations working in foreign countries. The maturing dates range from 1999 to 2002.

RBW Group settlement

   During the year ended December 31, 1998, the joint venture RBW Group, in which the corporation was a 50% venturer, reached final agreements with its client and major sub-contractors and vendors. The effects of those agreements as well as all the other costs related to the completion of the joint venture project are considered in the herein financial statements. The 1998 statement of operations includes the corporation's share of the loss incurred by RBW Group of approximately $4,218,000, including a bad debt expense of approximately $2,448,000 on accounts receivable from RBW Group (1997-- $3,128,000, including bad debts for $962,000; 1996--$2,682,000 including bad debts for $378,000). The corporations earnings also include direct and overhead costs associated to the RBW Group project.

   In February 1999, the venturers' insurance companies paid an amount of $ 6,500,000, to a creditor of RBW Group to settle this sub-contractor's claims against the corporation and the joint venture. An amount of $4,900,000 shall be reimbursed by the corporation, no later than March 31, 1999 with the cash to be injected by the purchaser of Roche ltee, Groupe conseil as discussed in note 3, in accordance with the S.P.A. terms and the promissory notes issued by the purchaser. This amount is included in the provision recorded as at December 31, 1998. The corporation has no further obligations with regards to the other $1,600,000 paid by one of the insurers.

   In the event that the corporation is unable to reimburse the $4,900,000 to the insurance companies on March 31, 1999, the terms and conditions of the repayment will have to be negotiated between the corporation's management and the insurance companies.

   Under the S.P.A., any liabilities arising from the RBW Group joint venture that may have not been sufficiently provisioned for as at December 31, 1998 will be supported by the share vendors.

                           ROCHE LTEE, GROUPE CONSEIL

                        December 31, 1998, 1997 and 1996


14. Related Party Transactions

   During the year, the corporation has concluded the following transactions with affiliated corporations. The transactions with these affiliates are as follows:

                                                      1998     1997      1996
                                                   --------- --------- ---------
                                                    (in thousands of US dollars)
Gross revenues
  Professional services...........................    $1,762    $4,577    $3,529
Administrative expenses
  Professional fees...............................     1,216     1,538     1,585

   These transactions are carried in the ordinary course of business and are measured at the exchange amount.

15. Information About Investments Accounted for Using the Equity Method

   The corporation has an important investment in the joint venture RBW Group, accounted for using the equity method. Summarized financial information about the financial statements of this investment is as follows:

                                                     1998     1997      1996
                                                   ------------------ ---------
                                                   (in thousands of US dollars)
   RBW Group
   Assets, all of which are current............... $  1,647 $   5,719 $   8,721
   Liabilities, all of which are current..........    6,834    14,057    12,457
   Revenues.......................................       --     5,623    85,737
   Expenses.......................................    1,771     9,954    89,150
   Net loss.......................................    1,771     4,331     4,013

   The corporation has a 50% interest in this joint venture but has accounted for more than its share of the losses as the other venturer was not able to bear its share.

16. Uncertainty Due to the Year 2000 Issue

   Most entities depend on computerized systems and therefore are exposed to the Year 2000 conversion risk, which, if not properly addressed, could affect an entity's ability to conduct normal business operations. Management is addressing this issue, however, given the nature of this risk, it is not possible to be certain that all aspects of the Year 2000 Issue affecting the corporation and those with whom it deals such as clients, suppliers or other third parties, will be fully resolved without adverse impact on the corporation's operation.

17. Comparative Figures

   Certain comparative figures have been reclassified to conform with the presentation used in the current year.

                           ROCHE LTEE, GROUPE CONSEIL

                      SCHEDULES A AND B--OTHER INFORMATION
                        December 31, 1998, 1997 and 1996


A. Direct Costs

                                                   Years ended December 31,
                                                -------------------------------
                                                  1998       1997       1996
                                                ---------  ---------  ---------
                                                  (in thousands of US dollars)
   Direct salaries and fringe benefits......... $   8,108  $   9,708  $  10,781
   Costs of subcontractors.....................       466     16,014     11,134
   Insurance...................................        73        105        117
   Equipment expenses..........................       245        334        209
   Professional fees...........................     3,945      4,548      3,988
   Telecommunications..........................       313        452        286
   Traveling expenses..........................     2,555      3,407      2,609
   Printing....................................       423        473        479
   Rent--building sites........................        46         22         40
   Products and supplies.......................       751      1,019        950
                                                ---------  ---------  ---------
                                                $  16,925  $  36,082  $  30,593
                                                =========  =========  =========

B. Selling Expenses

                                                   Years ended December 31,
                                                -------------------------------
                                                  1998       1997       1996
                                                ---------  ---------  ---------
                                                  (in thousands of US dollars)
   Indirect salaries--proposals................ $     705  $     796  $     767
   Disbursements--proposals....................       290        270        286
                                                ---------  ---------  ---------
                                                      995      1,066      1,053
   Cost of proposals recovered.................       (46)       (85)        (9)
                                                ---------  ---------  ---------
                                                      949        981      1,044
   Salaries--business development..............       628        618        722
   Promotion...................................       246        256        276
                                                ---------  ---------  ---------
                                                $   1,823  $   1,855  $   2,042
                                                =========  =========  =========

                           ROCHE LTEE, GROUPE CONSEIL

                      SCHEDULES C AND D--OTHER INFORMATION
                        December 31, 1998, 1997 and 1996


C. Administrative Expenses

                                                    Years ended December 31,
                                                 ------------------------------
                                                   1998      1997       1996
                                                 --------- ---------  ---------
                                                  (in thousands of US dollars)
   Indirect salaries............................ $  4,191  $   4,320  $   4,414
   Fringe benefits..............................    1,854      2,388      2,436
   Insurance....................................      235        338        324
   Bad debts....................................      201        359        833
   Equipment expenses...........................      307        428        479
   Communication and freight expenses...........      197        285        275
   Traveling expenses...........................      430        561        593
   Audit and legal fees.........................      173        194        222
   Printing.....................................        8         10          7
   Office rent and business taxes...............    1,245      1,411      1,479
   Stationery and office expenses...............      295        374        346
   Products and supplies........................       23         34         23
   Advertising..................................       30         41         40
   Property taxes...............................       52         43         31
   Capital taxes................................      111        133        122
   Depreciation.................................      386        460        549
                                                 --------  ---------  ---------
                                                 $  9,738  $  11,379  $  12,173
                                                 ========  =========  =========

D. Financial Expenses

                                                    Years ended December 31,
                                                 ------------------------------
                                                   1998      1997       1996
                                                 --------- ---------  ---------
                                                  (in thousands of US dollars)
   Interest and bank charges.................... $    187  $     254  $      77
   Interest on long-term debt...................       91         99        132
   Interest income..............................       (7)       (30)       (12)
                                                 --------  ---------  ---------
                                                 $    271  $     323  $     197
                                                 ========  =========  =========

                           ROCHE LTEE, GROUPE CONSEIL

                         SCHEDULE E--OTHER INFORMATION
                        December 31, 1998, 1997 and 1996


E. Other Expenses (Revenues)

                                                  Years ended December 31,
                                              -------------------------------
                                                1998       1997       1996
                                              ---------  ---------  ---------
                                                (in thousands of US dollars)
   Share of net earnings and losses of joint
    ventures (note 13)....................... $   4,083  $   3,080  $   1,599
   Share of net earnings of limited
    partnerships.............................       (46)       (34)        --
   Share of net earnings of corporations
    subject to significant influence.........        21        (55)      (150)
   Share of net earnings of real estate
    venture..................................       (29)       (30)       (10)
   Loss (revenue) from the excluded net
    assets under the S.P.A...................       526        (83)      (121)
   Loss (gain) on sale of investments........        42       (194)        --
   Loss (gain) on disposal of fixed assets...       (22)        53         13
                                              ---------  ---------  ---------
                                              $   4,575  $   2,737  $   1,331
                                              =========  =========  =========

                                                                   Exhibit(b)(1)

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

   The following unaudited pro forma consolidated financial data is derived from the historical consolidated financial statements of the IT Group, the consolidated financial statements of OHM, the consolidated financial statements of GTI, the statement of assets acquired and liabilities assumed and the statement of operating revenue and expenses of EFM and the consolidated financial statements of Roche.

   The unaudited pro forma consolidated statement of operations for the twelve months ended December 25, 1998 and the unaudited pro forma consolidated balance sheet as of December 25, 1998 are adjusted to give effect to this Offering and the application of its net proceeds, and the acquisitions of OHM, GTI, EFM and Roche as if such transactions had occurred as of December 27, 1997 with respect to the unaudited pro forma consolidated statement of operations, and December 25, 1998 with respect to the unaudited pro forma consolidated balance sheet.

   The unaudited pro forma adjustments are based upon available information and certain assumptions which we believe are factually supportable. The unaudited pro forma consolidated financial data does not purport to represent what our consolidated results of operations or consolidated financial position would have been had the transactions described above actually occurred at the beginning of the relevant period. In addition, the unaudited pro forma consolidated financial data does not purport to project our consolidated results of operations or consolidated financial position for the current year or any future date or period.

   The unaudited pro forma consolidated financial data should be read in conjunction with the consolidated financial statements of the IT Group, OHM, GTI and Roche, and the statement of assets acquired and liabilities assumed and the statement of operating revenue and expenses of EFM, and the related notes included in this Offering Memorandum.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                               December 25, 1998
                                 (In thousands)

                            IT Group       EFM         Roche     Acquisition
                          December 25, December 31, December 31, and Offering
                              1998         1998         1998     Adjustments     Pro Forma
Assets
Current assets:
 Cash and cash
  equivalents...........    $ 21,265      $ --        $   587     $     --       $   21,852
 Accounts receivable....     338,589        --          6,783           --          345,372
 Prepaid expenses and
  other current assets..      17,308        --          5,262        (1,182)(a)      21,388
 Deferred income taxes..      15,919        --            --            --           15,919
                            --------      -----       -------     ---------      ----------
Total current assets....     393,081        --         12,632        (1,182)        404,531

Net property, plant, and
 equipment..............      47,670        235         1,805           --           49,710
Intangible assets, net..     356,619        --             43        83,057(a)      439,719
Deferred income taxes...      93,719        --            907           630(a)       95,256
Other assets............      17,469        155         3,175          (504)(a)      28,795
                                                                      8,500(b)
Long-term assets of
 discontinued
 operations.............      40,048        --            --            --           40,048
                            --------      -----       -------     ---------      ----------
Total assets............    $948,606      $ 390       $18,562     $  90,501      $1,058,059
                            ========      =====       =======     =========      ==========
Liabilities and
 Stockholders' Equity
Current liabilities:
 Accounts payable.......    $150,912      $ --        $11,143     $  (5,083)(a)  $  156,972
 Accrued liabilities....      88,183        778           110           750(a)       94,321
                                                                      4,500(a)
 Billings in excess of
  revenues..............       8,219        --          1,690           --            9,909
 Short-term debt,
  including current
  portion of
  long-term debt........      17,603        --          1,001           --           18,604
 Net current liabilities
  of discontinued
  operations............       7,904        --            --            --            7,904
                            --------      -----       -------     ---------      ----------
Total current
 liabilities............     272,821        778        13,944           167         287,710
Long-term debt..........     364,824        --            599      (106,100)(b)     259,323
Senior subordinated
 notes..................         --         --            --        200,000(b)      200,000
8% convertible
 subordinated
 debentures.............      40,235        --            --            --           40,235
Other long-term accrued
 liabilities............      31,979        --            --            --           31,979
Minority interest.......         579        --             65           --              644
Commitments and
 contingencies..........         --         --            --            --              --
Stockholders' equity
 (deficit)..............     238,168       (388)        3,954        (3,566)(c)     238,168
                            --------      -----       -------     ---------      ----------
Total liabilities and
 stockholders' equity...    $948,606      $ 390       $18,562     $  90,501      $1,058,059
                            ========      =====       =======     =========      ==========


          See notes to unaudited pro forma consolidated balance sheet.

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                               December 25, 1998

   (a)--The estimated net purchase price and preliminary adjustments to historical book value of EFM and Roche as a result of the acquisition together with the financing and offer are as follows (in thousands):

                                                         EFM     Roche   Total
Purchase price:
  Estimated cash consideration........................ $74,000  $10,000 $84,000
  Transaction costs...................................   1,050      350   1,400
  Book value (deficit) of net assets of businesses
   acquired...........................................    (388)   3,954   3,566
                                                       -------  ------- -------
                                                       $75,438  $ 6,396 $81,834
                                                       =======  ======= =======

We will acquire EFM for $82.0 million in cash, reduced by $8.0 million representing working capital retained by ICF Kaiser.

Preliminary allocation of purchase price in excess of net assets acquired (in thousands):

                                                     EFM     Roche     Total
Prepaid and other current assets.................. $   --   $(1,182)* $(1,182)
Other assets......................................     --      (504)*    (504)
Accounts Payable..................................     --     5,083**   5,083
Increase in deferred tax assets related to
 acquired assets and liabilities having new
 basis............................................     630      --        630
Accrued liabilities, including claims and legal
 costs............................................    (750)     --       (750)
Accrued liabilities, including severance ($2.0
 million) and lease termination cost ($2.5
 million) recognized in accordance with
 EITF 95-3........................................  (4,500)     --     (4,500)
Estimated adjustment for costs in excess of net
 assets of acquired business......................  80,058    2,999    83,057
                                                   -------  -------   -------
                                                   $75,438  $ 6,396   $81,834
                                                   =======  =======   =======

--------
   *  We did not acquire these assets from Roche.
  ** These liabilities are included in the initial payment of $10.0 million to Roche.

   The unaudited pro forma consolidated balance sheet includes an estimated accrued liability of $4.5 million for severance and lease termination for the EFM acquisition. The transition plans will be finalized, approved, and communicated as soon as practical. There are no known significant unresolved liabilities anticipated by us in the transition plan.

   Because EFM and Roche both operate within the same industry as we do, we do not believe that identifiable intangibles, other than residual goodwill, will be acquired in the transactions.

   (b)--Represents the issuance of senior subordinated notes offered hereby as follows (in thousands):

   Senior subordinated notes offered................................ $200,000
   Capitalized debt issue costs, including initial purchasers'
    discount........................................................   (8,500)
   Portion used in the EFM and Roche acquisitions...................  (85,400)
                                                                     --------
   Represents amount of paydown on revolving credit facility........ $106,100
                                                                     ========

   (c)--Represents elimination of owners equity of EFM and Roche.

    UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS AND OTHER DATA
                     Twelve Months ended December 25, 1998
                         (In thousands, except ratios)

                     IT Group     IT Group       OHM           GTI
                   Nine months  Three months  Two months  Eleven months     EFM         Roche       Acquisition
                      ended        ended        ended         ended      Year ended   Year ended        and
                   December 25,  March 27,   February 24,  October 31,  December 31, December 31,    Offering
                     1998 (1)     1998 (1)     1998 (2)     1998 (3)      1998 (4)     1998 (5)   Adjustments (6)    Pro Forma

Revenues.........    $757,435     $136,038     $59,449      $182,243      $105,906     $28,250       $     --        $1,269,321
Cost and
 expenses:
 Cost of
  revenues.......     666,474      119,554      56,668       148,209        80,918      16,925           (887)(a)     1,081,361
                                                                                                       (6,500)(b)
 Selling,
  general, and
  administrative
  expenses.......      41,828       10,592       6,893        28,705        18,863      11,171          3,377 (c)        91,879
                                                                                                      (12,200)(b)
                                                                                                      (11,700)(b)
                                                                                                       (5,650)(b)
 Special
  charges........      24,971        5,694          --            --            --          --             --            30,665
                     --------     --------     -------      --------      --------     -------       --------        ----------
Operating income
 (loss)..........      24,162          198      (4,112)        5,329         6,125         154         33,560            65,416
Interest
 expense.........     (25,876)      (5,197)     (1,071)           --            --        (278)       (18,891)(d)       (51,313)
Interest income..         981          614         292           649            --           7             --             2,543
Other income
 (expense), net..          --          716      (2,774)         (625)           --        (236)            --            (2,919)
                     --------     --------     -------      --------      --------     -------       --------        ----------
Income (loss)
 from continuing
 operations
 before income
 taxes...........        (733)      (3,669)     (7,665)        5,353         6,125        (353)        14,669            13,727
(Provision)
 benefit for
 income taxes....      (6,694)         141       3,066        (4,257)           --         435         (4,421)(e)       (11,730)
                     --------     --------     -------      --------      --------     -------       --------        ----------
Net income
 (loss)..........      (7,427)      (3,528)     (4,599)        1,096         6,125          82         10,248             1,997
Less preferred
 dividends.......      (4,664)      (1,558)         --            --            --          --             --            (6,222)
                     --------     --------     -------      --------      --------     -------       --------        ----------
Net income (loss)
 applicable to
 common stock....    $(12,091)    $ (5,086)    $(4,599)     $  1,096      $  6,125     $    82       $ 10,248           $(4,225)
                     ========     ========     =======      ========      ========     =======       ========        ==========
Other data:
 Adjusted EBITDA
  (7)............    $ 69,227     $ 11,522     $(1,923)     $  8,573      $  6,183     $   540       $ 36,050        $  130,172
 Depreciation and
  amortization...      20,094        5,630       2,189         3,244            58         386          2,490(a)(c)      34,091
 Capital
  expenditures...       6,860        2,226       1,612         4,784            --         207             --            15,689
 Interest expense...............................................................................................         51,313
 Cash interest expense (8)......................................................................................         49,950
 Ratio of adjusted EBITDA to cash interest expense..............................................................            2.6x
 Ratio of net total debt to adjusted EBITDA.....................................................................            3.8
 Ratio of earnings to fixed charges (9).........................................................................            1.2


See notes to unaudited pro forma consolidated statement of operations and other data.

              NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT
                          OF OPERATIONS AND OTHER DATA
                     Twelve Months ended December 25, 1998

General

   (1) In June 1998, we changed our fiscal year-end from the last Friday in March to the last Friday in December of each year effective with the nine months ended December 25, 1998. Therefore, our statements of operations for the nine months ended December 25, 1998 and the three months ended March 27, 1998 were used for purposes of preparing the unaudited pro forma consolidated statement of operations to present a complete twelve months of our operations.

   (2) In January 1998, we entered into a merger agreement to acquire OHM. The transaction was effected through a two-step process consisting of (a) the acquisition on February 25, 1998 of 54% of OHM through a cash tender offer for a total consideration of approximately $160.2 million plus approximately $4.6 million in asset acquisition costs and (b) the acquisition of the remaining 46% of the outstanding OHM stock in the merger providing for the issuance of 12,900,000 shares of our common stock and cash payment of approximately $30.8 million. OHM was included in our historic statement of operations from February 25, 1998 to December 25, 1998. OHM operations for the two months ended February 24, 1998 have been included in the unaudited pro forma consolidated statement of operations to present a complete twelve months of OHM's operations.

   (3) On December 2, 1998, we acquired GTI for a total consideration of $69.4 million plus approximately $2.0 million in transaction costs. GTI was included in our historic statement of operations from December 2, 1998 to December 25, 1998. The GTI eleven months ended October 31, 1998 historic statement of operations has been included in the unaudited pro forma consolidated statement of operations to present a complete twelve months of GTI's operations.

   (4) On March 8, 1999, we signed an agreement to purchase specified assets of EFM for $82.0 million in cash, reduced by $8.0 million representing working capital retained by ICF Kaiser. We also agreed to assume certain liabilities of EFM. The EFM December 31, 1998 historic statement of assets acquired and liabilities assumed and statement of operating revenue and expenses have been included in the unaudited pro forma consolidated statement of operations assuming the acquisition occurred as of the beginning of the period presented.

   (5) On February 5, 1999, we signed an agreement to acquire all of the capital stock of Roche for $10.0 million in cash. The final purchase price is subject to a net book value adjustment and future earnout consideration. The December 31, 1998 historic financial statements of Roche have been included in the unaudited pro forma consolidated statements of operations assuming the acquisition occurred as of the beginning of the period presented. The historic statement of operations has been adjusted for a contract and certain assets and liabilities that we did not acquire as follows (in thousands):

                                  Historic year                  Year ended
                                      ended                     December 31,
                                December 31, 1998 Adjustments 1998, as adjusted
Selling, general and
 administrative expenses......       $11,561        $  (390)       $11,171
Other income (expense), net...        (4,590)         4,354           (236)
Income (loss) from continuing
 operations before income
 taxes........................        (5,097)         4,744           (353)
(Provision) benefit for income
 taxes........................         1,649         (1,214)           435
                                     -------        -------        -------
Net income (loss).............       $(3,448)       $ 3,530        $    82
                                     =======        =======        =======

   (6) Adjustments to reflect the OHM, GTI, EFM and Roche acquisitions (the final purchase price allocation will be based upon a final determination of the fair values of the net assets acquired):

     (a) The following represents decreased depreciation expense related to the write-down of duplicate property, plant and equipment acquired in the OHM and GTI acquisitions (dollars in thousands):

                                             Months not included in
                             Write-down of   Twelve-Month IT Group
                            Property, Plant,       Statement          Adjusted
                             and Equipment       of Operations      Depreciation
   OHM.....................     $33,000                 2              $(458)
   GTI.....................       2,341                11               (429)
                                                                       -----
                                                                       $(887)
                                                                       =====

     The average historic remaining useful life of property, plant and equipment written down to estimated fair value is between five and twelve years.

     (b) Represents net cost reductions resulting from the elimination of duplicative personnel and the closure of certain OHM, GTI and EFM facilities that have not been included in the historic financial statements. We have formulated a restructuring plan and accrued the liability pursuant to EITF Issue No. 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination." This includes the following costs (in thousands):

                                                 Cost Reductions
                                        ----------------------------------
                                        OHM (i) GTI (ii) EFM (iii)  Total
   Facility costs...................... $  500  $ 4,500   $1,500   $ 6,500
   Corporate selling, general and
    administrative costs...............  1,500    8,100    2,600    12,200
   Business development and bid
    proposal costs.....................  4,500    3,900    3,300    11,700
   Regional costs......................  1,250    2,200    2,200     5,650
                                        ------  -------   ------   -------
   Net cost savings.................... $7,750  $18,700   $9,600   $36,050
                                        ======  =======   ======   =======

  --------
       (i) The OHM cost savings are attributable to the reduction of over 500 personnel in the corporate, selling, general and administration areas, business development and proposal preparation, and from elimination of a regional operating structure, which resulted in the combination or closure of 14 existing facilities.

        (ii) The GTI cost savings are attributable to the reduction of over 300 personnel in the corporate, selling, general and administration areas, business development and proposal preparation and from elimination of a regional operating structure, which resulted in the combination or closure of 15 existing facilities.

         (iii) The planned EFM cost savings are attributable to the reduction of more than 75 personnel and the combination or closure of 12 existing offices.

     (c) The following represents the amortization expense related to the increase in goodwill which is amortized over a period of 40 years (dollars in thousands).

                                             Months not Included in
                                  Estimated     Twelve Month IT
                                   Goodwill     Group Statement       Adjusted
                                  Adjustment     of Operations      Amortization
   OHM...........................  $282,350             2              $1,177
   GTI...........................     5,392            11                 124
   EFM...........................    80,058            12               2,001
   Roche.........................     2,999            12                  75
                                                                       ------
                                                                       $3,377
                                                                       ======

     (d) Reflects adjustments for additional interest expense assuming the Offering and acquisitions occurred on December 27, 1997. The increase in interest expense and the addition to amortization of deferred financing costs reflects the change in term loans and revolving credit facility (dollars in thousands):

                                                      Additional   Interest
                                                        Drawn       Expense
                                                Rate    Amount   Adjustment(i)
   Credit facilities:
     Term loan................................. 8.5%   $191,000     $ 3,360
     Revolving credit facility.................   8      71,397       5,236
   Senior Subordinated Notes due 2009 (ii).....  11     200,000      22,000
   Reduction of revolving credit facility......   8    (106,100)     (8,488)
   Amortization of capitalized financing fees
    for this Offering..........................                         850
   Tender loan origination costs(iii)..........                      (4,067)
                                                                    -------
   Total adjustment............................                     $18,891
                                                                    =======

  --------
    (i) Interest expense adjustment reflects months not included in our actual statement of operations for the twelve months ended December 25, 1998 and timing of actual borrowing.

    (ii) We used an estimated 11% interest rate for the Notes. The actual rate will be established when the Notes are sold. Each 12.5 basis point change in the assumed interest rate on the Notes would result in an approximate corresponding $0.3 million change in cash interest expense.

    (iii) The tender loan origination costs were expensed by the IT Group during the twelve months ended December 25, 1998 since the facility was refinanced. These costs would not have been incurred had the OHM transaction been completed on December 27, 1997.

     Financing fees capitalized are being amortized over the life of the senior subordinated notes.

     Pro forma consolidated debt of $263 million has variable interest rates. The effect on the results of operations of a change in the assumed interest rates of 12.5 basis points would be approximately $0.3 million for the twelve months ended December 25, 1998.

     (e) Adjustment to reflect income taxes as the amount which would have been recognized on a consolidated basis assuming the merged entity would generate future taxable income sufficient to realize the deferred tax benefit recognized. The difference between the statutory rate and the effective rate is primarily related to nontax-deductible goodwill amortization and increases to the deferred tax valuation allowance as follows (in thousands):

                                                                     Year ended
                                                                    December 25,
                                                                        1998
   Pro forma income before income taxes............................   $13,727
   Permanent difference related to goodwill amortization...........     6,800
                                                                      -------
   Estimated pro forma taxable income..............................    20,527
   Estimated statutory rate........................................        40%
                                                                      -------
                                                                        8,211
   Research and development tax credits............................    (2,540)
   Deferred tax asset valuation allowance adjustment...............     6,059
                                                                      -------
   Pro forma tax expense...........................................   $11,730
                                                                      =======

Adjustments Reflected in Other Data

   (7) Adjusted EBITDA represents earnings from continuing operations before interest expense, net, income taxes and depreciation and amortization expenses and excludes special charges and other income, net. Adjusted EBITDA should not be considered as an alternative to cash provided by operations as a measure of liquidity, or to net income as a measure of profitability. Adjusted EBITDA and related ratios have been included because we use them as one means of analyzing our ability to service our debt, our lenders use them for the purpose of analyzing our performance with respect to the credit agreement and the senior subordinated notes, and we understand that they are used by certain investors as one measure of a company's historical ability to service debt. Not all companies calculate Adjusted EBITDA in the same fashion and therefore Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

   (8) Cash interest expense excludes noncash amortization of financing fees as follows (in thousands):

      Interest expense................................................. $51,313
      Amortization of financing costs..................................  (1,363)
                                                                        -------
                                                                        $49,950
                                                                        =======

   (9) The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, "earnings" include net income (loss) before taxes and fixed charges (adjusted for interest capitalized during the period) and "fixed charges" include interest, whether expensed or capitalized, amortization of debt expenses and the portion of rental expense that is representative of the interest factor in these rentals.

                                                                   Exhibit(c)(1)

                          OFFERING MEMORANDUM SUMMARY

   The following is a summary of the more detailed information appearing elsewhere in this Offering Memorandum and in the documents we incorporate herein by reference. This summary is not complete and does not contain all the information you should consider. You should read the entire Offering Memorandum carefully, including the "Risk Factors," and the financial statements and the related notes. Unless the context otherwise requires, "we," "us," "our" and similar terms, as well as references to "the Company" and "the IT Group," include all of our consolidated subsidiaries. Also, unless the context otherwise requires, the information contained in this Offering Memorandum gives pro forma effect to the acquisition by us of OHM Corporation, Fluor Daniel GTI, Inc., specified assets and specified liabilities of ICF Kaiser International, Inc.'s Environment and Facilities Management group and Roche Limited, Consulting Group as of the beginning of the period stated for income statement data and at the date stated for balance sheet data. We obtained the industry data used throughout this Offering Memorandum from industry publications that we believe to be reliable, but we have not independently verified this information.

                                  The Company

Overview

   We are a leading provider of diversified, value-added services in the areas of environmental consulting, engineering and construction and remediation. In addition, we are leveraging our core project management competencies to offer our clients a variety of outsourcing services such as facilities management. We have a strong reputation for both the high quality of our work and the breadth of the services we provide.

   Our clients are federal, state and local governments in the U.S. and commercial businesses worldwide. We obtained 60% of our pro forma revenues for the twelve months ended December 25, 1998 from the federal government under more than 120 contracts that range in length from one to ten years. In addition, we serve more than 1,600 commercial clients on projects that range in length from one month to more than one year. As of December 25, 1998, we employed more than 6,000 persons in a network of more than 80 domestic and ten international offices. For the twelve months ended December 25, 1998, our pro forma revenues were $1.3 billion and our adjusted EBITDA was $130.2 million. As of December 25, 1998, our pro forma backlog was $4.0 billion. Ninety percent of our backlog is related to federal government programs and approximately 84% is expected to be charged to our clients on a cost-reimbursable basis. Many of our commercial contracts are evergreen contracts that are typically not part of our backlog.

   Industry sources estimate that the total domestic environmental services industry in 1997 had approximately $186.0 billion in revenues. We believe that the market we serve is approximately $26.5 billion in 1997 revenues. A significant portion of our market consists of projects for the Department of Defense, the Department of Energy and the Environmental Protection Agency. According to federal government publications, the DOD's budget for remediation will be approximately $2.5 billion annually for the next five years, and the DOE's budget will be approximately $5.7 billion annually for the same period.

   From 1991 to 1998, our industry experienced substantial consolidation. According to industry sources, the top ten firms in the environmental services industry accounted for approximately 46% of the industry measured by 1998 revenue, up from approximately one third in 1991. This consolidation has been driven by:

  . the benefits of economies of scale, including reduced overhead as a percentage of sales; and

  .  growing demand for full-service, business-oriented solutions.

We are actively involved in this consolidation. Since March 1996, we have acquired ten firms, including EFM and Roche, representing an aggregate $0.9 billion in revenue at the time of acquisition.

   Our common stock is traded on the New York Stock Exchange and the Pacific Exchange under the symbol "ITX." On March 18, 1999, the closing sales price for our common stock as reported on the NYSE Composite Transaction reporting system was $14.75 per share, and there were 29,483,168 shares outstanding on a diluted basis.

Services

   We provide services through four business platforms: Engineering & Construction, Consulting & Ventures, Outsourced Services and International. We do not own or operate facilities involved in the ongoing commercial disposal of hazardous waste.

                               Percentage of
                  Pro Forma      Pro Forma
                 Revenue for    Revenue for
                 the Twelve     the Twelve
                Months Ended   Months Ended
                December 25,   December 25,
  Platform          1998           1998              Clients                    Primary Services Provided
--------------------------------------------------------------------------------------------------------------------
               ($ in millions)
Engineering &       $894           70.5%     DOD                      .  Hazardous waste design and remediation
Construction                                 DOE                      .  Decontamination and
                                             EPA                         decommissioning
                                             State and local agencies .  Civil construction
                                             Private sector clients
--------------------------------------------------------------------------------------------------------------------
Consulting &        $230           18.1%     Federal government       .  Environmental permitting
Ventures                                     Private sector clients   .  Facility siting and design
                                                                      .  Environmental compliance auditing
                                                                      .  Risk assessment/management
                                                                      .  Health and safety program design
--------------------------------------------------------------------------------------------------------------------
Outsourced           $85            6.7%     DOD                      .  Facilities operation, maintenance and
Services                                     State and local agencies    construction
                                             Private sector clients   .  Construction management services
--------------------------------------------------------------------------------------------------------------------
International        $59            4.7%     U.S. and international   .  Engineering, remediation and consulting
                                             governments              .  Wastewater treatment/design
                                             Private sector clients   .  Infrastructure engineering and construction
--------------------------------------------------------------------------------------------------------------------

Competitive Strengths

   We believe that we benefit from the following competitive strengths:

   Leading Market Position. We believe that we have developed a reputation for delivering cost-effective, high-quality services. During the last five years, we have managed in excess of $5.0 billion of contracts, and we have been cited as a high-quality provider by many of our clients for completing work on time and on budget, including consistent level one award fee designations by the U.S. Navy for work performed on complex projects. We are the largest provider of environmental engineering and construction services to the DOD.

   Significant Backlog. Our total pro forma backlog at December 25, 1998 was approximately $4.0 billion, including approximately $0.9 billion of funded backlog of which $0.7 billion is scheduled to be completed during 1999. Many of our commercial contracts are evergreen contracts and are typically not part of our backlog. We believe that the predictability and stability of our backlog permits us to manage efficiently our overhead and marketing costs by bidding selectively on new work. As of March 1999, we have approximately $1.4 billion of pending proposals, and we expect to consider more than $5.0 billion of additional bidding opportunities in 1999.

   Low-Cost Matrix Organization Structure. In mid-1996, we implemented our matrix organization structure and completed a significant investment in our comprehensive management information system to manage both the operating and financial aspects of our business. The key to this structure is our shared services group, which is responsible for supplying our four business platforms with technical expertise and administrative support functions, such as project management and contract administration. Approximately 70% of our employees are part of this group. As a result of this structure, we believe we are particularly effective in competing for the larger federal and private sector contracts, where significant personnel resources, strong management systems and cost control are important competitive factors. We believe that our matrix organization allows us to maximize the utilization of our employees through the sharing of technical resources across business platforms. In addition, our management information system helps us track the utilization of our personnel and minimize the non-billable time per employee. Employee utilization is a significant determinant of operating management compensation. Since we implemented our matrix organization structure, employee utilization, defined as total dollars billed to a client project divided by total dollars paid to employees, has increased meaningfully. In addition, as a percentage of revenues, selling, general and administrative expenses declined from 9.5% for the twelve months ended March 29, 1996 to 5.5% for the nine months ended December 25, 1998, on an actual basis.

   Full Range of High-Quality Services. Many of our clients, both government and commercial, require full-service, business-oriented solutions to environmental issues, in which a single service provider manages the entire process from identification and assessment through remediation. Successful remediation of environmentally impacted sites requires a multidisciplinary approach, since these sites typically involve air, soil and/or water contamination. Depending on the circumstances, the skills required to address these problems may include:

  .  risk assessment,

  .  process and design engineering,

  .  computer modeling,

  .  ambient air monitoring,

  .  land-use planning, and

  .  construction/remediation.

We believe we have the breadth and depth of operational knowledge, technical capabilities and track record of experience to service our client base effectively.

   Proven, Experienced Management Team. Our management team, led by our Chief Executive Officer Anthony J. DeLuca, has significant experience in the industry. In 1996, in connection with an investment by The Carlyle Group, a private investment firm based in Washington, D.C. which owns approximately 21% of our common stock, Mr. DeLuca assumed the role of President and CEO. Mr. DeLuca joined us in 1990 as Chief Financial Officer and his financial discipline helped to improve our competitive position. Since his promotion to CEO, we have increased our adjusted EBITDA margins from 5.3% for the twelve months ended March 28, 1997 to 9.1% for the nine months ended December 25, 1998. In 1998, as a result of our merger with OHM, Philip O. Strawbridge joined our management team as Senior Vice President and Chief Administrative Officer after fifteen years of industry experience with OHM and Fluor Corporation. In addition, our senior vice presidents have significant experience in the industry with each having over 30 years of relevant industry experience.

Business Strategy

   Our goal is to maintain and enhance our position as a leading provider of environmental and infrastructure solutions to governments and private industry on a global basis, and to leverage our core competencies into growth markets, principally through our existing clients. Our strategies to achieve this goal are outlined below:

   Achieve Cost Savings. We believe that our matrix organization and our comprehensive management information system allow us to:

  .  efficiently integrate acquired operations,

  .  eliminate duplicative costs,

  .  centralize common functions,

  .  consolidate locations that serve the same areas, and

  .  use our low cost structure to bid successfully on new projects.

In connection with the OHM acquisition, we implemented a cost reduction program that eliminated approximately $32.0 million in costs on an annualized basis within six months of acquiring the business, principally through elimination of duplicative management overhead, bidding costs and facilities. In connection with the GTI acquisition, we executed a similar plan that has resulted in approximately $18.7 million of annualized cost savings being realized. We have devised a similar plan with respect to the EFM acquisition that we believe will produce approximately $9.6 million in annualized cost savings. See "Unaudited Pro Forma Consolidated Financial Data."

   Increase Market Share. We plan to continue to improve our market position in existing markets by:

  .  offering our clients new services gained through our acquisitions;

  .  providing our clients with full-service, business-oriented solutions;

  .  leveraging our matrix organization structure to be a low-cost provider;
     and

  . aggressively pursuing large scale government and private sector programs.

   Execute Disciplined Acquisition Program. We acquire companies of varying sizes, including relatively large companies to enhance our qualifications and areas of expertise and leverage our matrix organization, as well as smaller companies to broaden the services we offer our clients. The following table presents data on our most recent and pending acquisitions.

                 Most Recent
             Fiscal Year Revenues
Acquisition  Prior to Acquisition     Date                             Strategic Benefit
----------------------------------------------------------------------------------------------------------------
               ($ in millions)
OHM                  $527         June 1998     .  Expanded and diversified our government backlog
                                                .  Established Outsourced Services platform
                                                .  $32 million of annual cost savings achieved
----------------------------------------------------------------------------------------------------------------
GTI                  $200         December 1998 .  Enhanced our consulting and engineering skills
                                                .  Added a number of Fortune 500 clients
                                                .  $19 million of annual cost savings achieved
----------------------------------------------------------------------------------------------------------------
EFM                  $106         April 1999    .  Adds new skills that qualify us for additional work for
                                  (pending)        government and commercial clients including non-environmental facilities management services
                                                .  Approximately $10 million of planned annual cost savings
----------------------------------------------------------------------------------------------------------------
Roche                 $28         April 1999    .  Adds strategic consulting capabilities in the wastewater area
                                  (pending)     .  Adds infrastructure project capabilities
                                                .  Enhances international expertise
----------------------------------------------------------------------------------------------------------------

   Continue to Diversify into New Service Areas. We believe that our project management skills can be leveraged into a number of different areas. There is a general trend towards outsourcing in the U.S., especially for government facilities, where the federal government has announced plans to outsource a variety of operations and maintenance services, including housing, at many of its facilities. We believe that we can provide additional project management services to our government clients by utilizing our track record of success in environmental project management for these same clients. Currently, we are focusing on providing full-service facility infrastructure services, including repair and maintenance, at government facilities. For example, through EFM, we will have a 23% participation in a joint venture led by Northrop Grumman Corporation to provide all non-launch related services including project, environmental and information management, public works, logistics and protective and other services at the Kennedy Space Center. We estimate that this contract will provide an aggregate $2.2 billion in revenues to the joint venture over the next ten years.

   Expand Service Offerings Internationally. According to industry sources, the size of the total environmental services market outside the U.S. was approximately $450.0 billion in 1996 revenues. We have had limited exposure to this market to date, but we intend to grow internationally by offering our clients the "one-stop-shopping" service they require as they conduct their business globally. We intend to manage this growth in a disciplined manner by gradually increasing our international exposure and selectively taking advantage of the opportunities presented through:

  . assisting our federal government and U.S. multinational clients with their international environmental services and infrastructure needs; and

  . leveraging the international expertise we acquired in the GTI and Roche acquisitions.

The Acquisitions

   We have entered into definitive agreements to acquire two companies that will help us execute our business strategy and enhance our competitive strengths.

   EFM. We signed an agreement with ICF Kaiser on March 8, 1999 to purchase specified assets and assume specified liabilities of EFM for a purchase price of $82.0 million reduced by $8.0 million representing working capital retained by ICF Kaiser.

   EFM primarily oversees major program management and technical support contracts for federal agencies, particularly the DOE and DOD. EFM provides two principal services: environmental consulting and remediation and facilities management. EFM also conducts cleanups under two large contracts for the Army Corps of Engineers, and is a member of a joint venture that provides outsourcing services to NASA. For the twelve months ended December 31, 1998, EFM had revenues of $105.9 million and adjusted EBITDA of $6.2 million. In addition, we have devised a plan that we believe will result in approximately $9.6 million in annualized savings. See "Unaudited Pro Forma Consolidated Financial Data" for more details on this plan.

   Roche. We signed an agreement with Roche on February 5, 1999 to purchase all of its issued and outstanding capital stock for an initial payment of $10.0 million in cash, plus two potential earnout payments.

   Roche, an engineering, construction and consulting company based in Canada, is primarily focused on infrastructure development including transportation and water/wastewater treatment facilities. Roche operates exclusively outside the U.S. We expect Roche to provide us with access to international clients as well as a mobile workforce to respond to our U.S.-based, multinational clients' needs on a global basis. For the twelve months ended December 31, 1998, Roche had revenues of $28.3 million and adjusted EBITDA of $0.5 million.

   A portion of the net proceeds of this Offering will be used to fund these two acquisitions.